Exhibit 99.1

Catalyst Pharmaceuticals Expands Leadership Team with Appointment of Preethi Sundaram, Ph.D. as Chief Product Development Officer

CORAL GABLES, Fla., July 06, 2021 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (“Catalyst”) (Nasdaq: CPRX), a commercial-stage, patient-centric biopharmaceutical company focused on in-licensing, developing and commercializing novel high-quality medicines for patients living with rare diseases, today announced the appointment of Dr. Preethi Sundaram as Chief Product Development Officer. This position will report to the Chief Executive Officer.

“On behalf of Catalyst, I am very pleased to welcome Dr. Sundaram to the Catalyst senior leadership team. Dr. Sundaram’s extensive product development and portfolio building experience uniquely qualifies her for this newly-created position, as she will be charged with overseeing the development and management of Catalyst’s product pipeline and portfolio,” said Patrick J. McEnany, Chairman and CEO of Catalyst. “As Chief Product Development Officer, Dr. Sundaram will lead the strategy and direct the development of programs from early-stage R&D assets through late-stage clinical programs that will be focused on developing therapies to treat rare diseases.”

Dr. Sundaram added, “I am delighted to join the Catalyst team at such a transformational time, as we continue our efforts to discover and develop innovative therapies to treat rare diseases, with the ultimate goal of helping patients, caregivers and family members globally. I look forward to using my broad experience in leading portfolio strategy, driving execution and development to further deliver on Catalyst’s vision to make a positive difference for those in need of effective new treatment options.”

Dr. Sundaram has more than 20 years’ experience leading, managing, and mentoring teams delivering lifesaving medicines to patients. Since 2005, Dr. Sundaram was employed in various positions at Sanofi, S.A. spanning R&D and Medical Affairs, including as Global Clinical Research Director, International Development, Global Project Head, Multiple Therapeutic Area Programs, and more recently as Global Head Medical Operations, General Medicines Business Unit. In this most recent role, she led critical global medical operational functions, including the oversight of portfolio financials, delivery of key strategic and operational milestones, as well as being responsible for the leadership of portfolio management functions across all therapeutic areas (Diabetes, Cardiovascular, & Established products). Prior to joining Sanofi, Dr. Sundaram held leadership positions at Abbott Labs and Covance. Prior to her industry tenure, Dr. Sundaram held clinical and faculty positions within academia and start-up environments in India, Australia, and the UK.

Dr. Sundaram is an Optometrist by training with an Optometry degree from the Elite School of Optometry & Birla Institute of Technology & Science (India), and a Doctor of Philosophy in Optometry from Anglia Ruskin University (UK). In addition, Dr. Sundaram holds a Bachelor of Arts in Psychology from the University of Madras (India) and an Executive Business Masters from the London Business School.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage, patient-centric biopharmaceutical company focused on in-licensing, developing and commercializing novel high-quality medicines for patients living with rare diseases. With exceptional patient focus, Catalyst is committed to developing a robust pipeline of cutting-edge, first- or best-in-class medicines for other rare diseases. Catalyst’s New Drug Application for Firdapse® (amifampridine) 10 mg tablets for the treatment of adults with LEMS was approved in 2018 by the U.S. Food & Drug Administration (“FDA”), and Firdapse® is commercially available in the United States as a treatment for adults with LEMS. Further, in July 2020 Canada’s national healthcare regulatory agency, Health Canada, approved the use of Firdapse® (amifampridine) for the treatment of adult patients in Canada with LEMS.

Firdapse® is currently being evaluated in clinical trials for the treatment of MuSK-MG and has received Orphan Drug Designation from the FDA for myasthenia gravis.

Catalyst’s Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including those factors described in Catalyst’s Annual Report on Form 10-K for fiscal year 2020 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Media Contact David Schull Russo Partners (212) 845-4271 david.schull@russopartnersllc.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

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